UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM N-8A

                       NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(A) OF THE
                      INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:*  JWB Aggressive Growth Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):
  Century Square Building, 1188 Bishop St., Suite #1712, Honolulu, HI 96813

Telephone Number (including area code):  (808) 524-0577

Name and address of agent for service of process:
  John W. Bagwell, Trustee
  Century Square Building, 1188 Bishop St., Suite #1712, Honolulu, HI 96813

Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
   Yes** [X] NO[ ]

 * See footnote 1 to Item 1.
** See Instructions 4(b) and 4(f).


Form of signature if registrant is an unincorporated investment company not having a board of directors.

Pursuant to the requirements of the Investment Company Act of 1940 the
                                             Trustee: /s/ John W. Bagwell
                                           (sponsor, trustee, or custodian)
of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Honolulu and the state of Hawaii on the 3rd day of Nov., 1995.

(SEAL)                            Signature  JWB Aggressive Growth Fund
                                                (Name of Registrant)

                                  BY     /s/ John W. Bagwell, Trustee
                                  (Name of sponsor, trustee or custodian)

                                  BY
                             (Name of officer of sponsor, trustee or custodian)

Attest:  /s/ Lisa Toknshigi
              (Name)

Notary Public, 1st Judicial Circuit
             (Title)                               (Title)

2. Form of signature if registrant is an unincorporated investment company not having a board of directors.

    Pursuant to the requirements of the Investment Company Act of 1940 the
                                                        Trustee
                                           (sponsor, trustee or custodian)
    of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Okemos and the state of MI on the 16ht day of Oct. 1995.


(SEAL)                           Signature  JWB Aggressive Growth Fund
                                               (Name of Registrant)

                                 BY     /s/ Mark D. Popovic-Trustee
                                  (Name of sponsor, trustee or custodian)

                                 BY     /s/ Richard A. Barnett-Trustee
                            (Name of officer of sponsor, trustee or custodian)

Attest:  /s/ Kimberly Connolly
                 (Name)
                                             KIMBERLY CONNELLY
                                      NOTARY PUBLIC-EATON COUNTY, MI
              Notary Public           MY COMMISSION EXPIRES 03/21/00
                (Title)                           (Title)